Exhibit 10.02

2013 SALES EXECUTIVE BONUS PLAN

Larry Vaughan (“Mr. Vaughan” or “Executive”), Senior Vice President of Worldwide Sales, Services and Support of Meru Networks, Inc.’s (the “Company” or “Meru”), is eligible to participate in this Executive Incentive Plan (this “Plan”).

A.            ANNUAL CASH BONUS PLAN

The cash bonus available will be calculated annually based on a percentage of Mr. Vauguan’s Target Bonus Value upon the Company’s achievement of revenue targets, non-GAAP EBITA targets(1) and quarterly performance against the revenue and non-GAAP EBITA targets, as described below (collectively, the “Annual Cash Bonus”).  Following the end of each quarter, the Revenue Bonus will be calculated and paid based on the Company’s achievement of quarterly revenue targets (or in some circumstances year-to-date target achievement), with such payment not to exceed 100% of Executive’s targeted quarterly revenue bonus (or year-to-date target, as applicable), subject to the terms described below and irrespective of whether the non-GAAP EBITA targets were met for the quarter (or year-to-date, as applicable).  Following the end of the year, the annual cash bonus available is calculated and paid based upon the Company’s achievement of annual revenue targets, non-GAAP EBITA(1) and quarterly performance compared to the annual target objectives for annual revenue targets and non-GAAP EBITA (without duplication of amounts paid in respect of quarterly or year-to-date revenue target achievement).  The Revenue Bonus element of the Annual Cash Bonus will be awarded based on revenue performance irrespective of whether the Minimum Non-GAAP EBITA threshold has been met, and the Non-GAAP EBITA bonus will be awarded irrespective of whether the revenue target is achieved.  A portion of the Annual Cash Bonus will be achieved in the event that Mr. Vaughan meets minimum revenue or non-GAAP EBITA thresholds.  Mr. Vaughan may earn more or less than his target bonus based on the extent to which achievement of the specified performance goals; provided, however that the total bonus amount(2) shall not exceed 200% of the Executive’s targeted bonus value.

The following table provides Mr. Vaughan’s targeted annual bonus value.

Executive Officer	Target Bonus Value

Senior Vice President Sales, Services and Support	$325,000

I.             Revenue Bonus

A bonus of 60% of Mr. Vaughan’s Target Bonus Value is tied to achievement of the revenue target (the “Revenue Bonus”).  In order for any amounts to be payable under the Revenue Bonus, the revenue target as approved by the board of directors must be met at a level of at least 90% of the target under the Company’s operating plan (the “Revenue Threshold”).  For achievement between 90% and 100% of the revenue target under the Company’s operating plan, the Revenue Bonus will start at a payout of 50% of

(1)         The non-GAAP EBITA targets and determination of achievement exclude items the Company excludes from their non—GAAP EBITA calculations for their financial reports, but include the impact of any bonuses determined under the cash bonus plan.

(2)         The total bonus amount equals the aggregate of the Revenue Bonus (as defined below), the Non-GAAP EBITA Bonus (as defined below), and the Quarterly Revenue and Non-GAAP EBITA Supplemental Bonus (as defined below).  The Revenue Bonus and Non-GAAP EBITA Bonus may each exceed 200% attainment individually; provided, however, that the aggregate Annual Cash Bonus shall not exceed 200% of the Executive’s Target Bonus Value.

the target Revenue Bonus amount and will increase on a straight-line basis according to the percentage of achievement up to 100%.(3)

Mr. Vaughan is also eligible to receive an increased Revenue Bonus if the Company’s revenue exceeds the revenue target.  For revenue achievement in excess of 100% of the annual revenue target the Revenue Bonus will start at a payment of 100% and will increase on a straight-line basis according to the percentage of achievement so that at 120% of the revenue target the Revenue Bonus shall be calculated at 200%.(4)

A pro rata portion of the annual Revenue Bonus, if any is achieved, shall be paid quarterly following each of the Company’s quarterly earnings announcements based on the year-to-date achievement of the quarterly revenue plan.  If the year-to-date revenue threshold is not met for particular quarter(s), but in a subsequent quarter the cumulative year-to-date threshold is achieved, then the pro rata annual Revenue Bonus payment shall be made based upon the year-to-date percentage of attainment, with such payment not to exceed 100% of the executive’s targeted year-to-date Revenue Bonus (less any Revenue Bonus already paid).(5) Following the Company’s earnings announcement covering the full year 2013, Mr. Vaughan may receive a Revenue Bonus based on the criteria set forth in the two prior paragraphs less the amount of any Revenue Bonus payments made pursuant to this paragraph.

II.            Non-GAAP EBITA Bonus

A bonus of 30% of Mr. Vaughan’s Target Bonus Value is tied to non-GAAP EBITA (the “Non-GAAP EBITA Bonus”).  In order for the Non-GAAP EBITA Bonus to be paid, the Company must achieve the minimum Non-GAAP EBITA target as approved by the Company’s Compensation Committee (the “Committee”) (the “Minimum Non-GAAP EBITA Amount”)(6) .  Upon achievement of the Minimum Non-GAAP EBITA, the amount of the Non-GAAP EBITA Bonus will be calculated on a straight line basis starting at 50% of the target Non-GAAP EBITA Bonus upon achievement of the Minimum Non-GAAP EBITA Amount and up to 100% of the target Non-GAAP EBITA Bonus upon achievement of the fiscal Non-GAAP EBITA target under the Company’s operating plan (the “Target Non-GAAP EBITA Amount”).(7)

Mr. Vaughan is also eligible to receive increased Non-GAAP EBITA Bonus if the Company’s non-GAAP EBITA exceeds the Target Non-GAAP EBITA Amount.(8)  If the Target Non-GAAP EBITA Amount is exceeded, the Non-GAAP EBITA Bonus amount will be calculated on a straight line basis, such that the Non-GAAP EBITA Bonus will be the target Non-GAAP EBITA Bonus multiplied by a multiplier equal to 100% of the target Non-GAAP EBITA Bonus plus 5% of the target Non-GAAP

(3)         For example, in the event that the annual revenue is achieved at the 95% of target level, the Revenue Bonuses will be paid at 75% of the target Revenue Bonus amount such that the Revenue Bonus paid to Mr. Vaughan would equal 75% multiplied by 60% multiplied by Mr. Vaughan’s Target Bonus Value.

(4)         For example, in the event that the Company’s actual revenue is 110% of the annual revenue target, the Revenue Bonus will be paid at 150% of the target Revenue Bonus amount such that the Revenue Bonus paid to Mr. Vaughan would equal 150% multiplied by 60% multiplied by Mr. Vaughan’s Target Bonus Value.

(5)         For example, in the first quarter if the quarterly revenue goals is achieved at 110%, Mr. Vaughan will receive a quarterly payment for the Revenue Bonus equal to 25% multiplied by 100% multiplied by 60% multiplied by Mr. Vaughan’s Target Bonus Value.

(6)         The Minimum Non-GAAP EBITA Amount shall equal $1.190 million less than the Target Non-GAAP EBITA Amount.

(7)         For example, in the event the non-GAAP EBITA is achieved at the midway point between the Minimum non-GAAP EBITA Amount and the Target Non-GAAP EBITA Amount, the Non-GAAP EBITA Bonus will be paid at 75% of the target Non-GAAP EBITA Bonus amount such that the Non-GAAP EBITA Bonus paid to Mr. Vaughan would equal 75% multiplied by 30% multiplied by Mr. Vaughan’s Target Bonus Value.

(8)         After giving effect to (i) the Revenue Bonus, (ii) the Non-GAAP EBITA Bonus, and (iii) the Quarterly Revenue and Non-GAAP EBITA Supplemental Bonus, each as adjusted for any applicable accelerator.

EBITA Bonus for each $121,150 of non-GAAP EBITA performance better than the Target Non-GAAP EBITA Amount.

III.          Quarterly Revenue and Non-GAAP EBITA Supplemental Bonus

For each of the Company’s fiscal quarters of 2013, Mr. Vaughan will be able to receive a quarterly bonus equal to 14% of his Target Bonus Value provided BOTH the revenue target AND target Non-GAAP EBITA Amount are met for the quarter (the “Supplemental Bonus” it being understood that in the event the annual Revenue Bonus and Non-GAAP EBITA Bonus are achieved at 100%, and that the revenue target and target Non-GAAP EBITA Amount were achieved in each quarter, Mr. Vaughan’s Annual Cash Bonus would be 104% of Mr. Vaughan’s Target Bonus Value).  The Supplemental Bonus, if any is achieved, shall be paid according to the following:  5% of Mr. Vaughan’s Target Bonus Value shall be paid if BOTH the quarterly revenue target AND target Non-GAAP EBITA Amounts (together, the “Targets”) for the first fiscal quarter are achieved; 4% of Mr. Vaughan’s Target Bonus Value shall be paid if the year-to-date Targets are achieved for the second quarter; 3% of Mr. Vaughan’s Target Bonus Value shall be paid if the Targets or year-to-date targets are achieved for the third quarter; and 2% of Mr. Vaughan’s Target Bonus Value shall be paid if the year-to-date Targets are achieved for the fourth quarter.  If either the year-to-date revenue targets or target non-GAAP EBITA are not met in a quarter, no “Supplemental Bonus” will be paid for the quarter.

B.            GENERAL

The Committee will be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Annual Cash Bonuses, prescribe any necessary procedures for distribution of Annual Cash Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Annual Cash Bonus awarded hereunder.  Moreover, the Committee may pay up to 50% of any bonus described under this Plan in fully vested restricted stock units (“RSUs”).  In the event the Committee pays a portion of any bonus with fully vested RSUs, the Committee shall apply a 10% liquidity uplift to its calculations.(9)

Notwithstanding any other provision hereof or any other agreement between the Company and any participant, the Company may, in its sole discretion, implement any recoupment or clawback policies or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules of the SEC or a stock exchange or similar body implemented pursuant thereto that is applicable to the Company), and any Annual Cash Bonuses (including, for avoidance of doubt, any quarterly portion) awarded under this Plan is subject to the terms and conditions of any such recoupment or clawback policies (as as may be adopted, amended or restated from time to time).

(9)         For example, in the event Mr. Vaughan is to be paid a bonus of $20,000, the Committee may instead issue $10,000 in cash and fully vested RSUs equal to $11,000 at the time of issuance.